Exhibit 99.1

FRANK C. PULEO JOINS

APOLLO INVESTMENT CORPORATION’S BOARD OF DIRECTORS

New York, N.Y. –February 7, 2008 – Apollo Investment Corporation (NASDAQ-GS: AINV) today announced that Frank C. Puleo has been appointed to serve on Apollo Investment Corporation’s Board of Directors (“Board”) effective February 4, 2008.

Mr. Puleo currently serves as a Director of Commercial Industrial Finance Corp. Previously Mr. Puleo was a partner at Milbank, Tweed, Hadley & McCloy LLP where he advised clients on structured finance transactions, bank and bank holding company regulatory and securities law matters. Mr. Puleo became a partner of Milbank, Tweed, Hadley & McCloy LLP in 1978 and Co-Chair of the firm’s Global Finance Group in 1995 until retiring at the end of 2006. He was a member of the firm’s Executive Committee from 1982 to 1991 and from 1996 to 2002. Mr. Puleo served as a Lecturer at Columbia University School of Law from 1997 to 2001.

“We are pleased to have Frank Puleo join our Board,” said John Hannan, Chairman and Chief Executive Officer of Apollo Investment Corporation. “We look forward to working with him and the perspective that he brings to our Board.”

With this new addition, the Board of Directors now has seven members, six of whom are independent. Mr. Puleo has also been appointed to serve as a member of the Nominating and Corporate Governance Committee and the Audit Committee of the Board.

About Apollo Investment Corporation

Apollo Investment Corporation, or the Company, is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s portfolio is principally invested in middle-market private companies. The Company invests primarily in mezzanine and senior secured loans and equity of portfolio companies in furtherance of its business plan. From time to time, the Company invests in public companies. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488